NEWS RELEASE

Coeur Reports First Quarter 2025 Results
Positive quarterly net income and free cash flow; significant debt reduction; reaffirms full-year guidance; positioned for record year

Chicago, Illinois - May 7, 2025 - Coeur Mining, Inc. (“Coeur” or the “Company”) (NYSE: CDE) today reported first quarter 2025 financial results, including revenue of $360 million and cash flow from operating activities of $68 million. The Company reported GAAP net income from continuing operations of $33 million, or $0.06 per share. On an adjusted basis1, Coeur reported EBITDA of $149 million, cash flow from operating activities before changes in working capital of $54 million and net income from continuing operations of $60 million, or $0.11 per share.

Key Highlights
•Solid quarterly production and cost performance in-line with 2025 guidance – Contributions from Coeur’s portfolio of five North American operations led to a strong start to the year and position the Company to deliver guided 2025 production of 380,000 - 440,000 ounces of gold and 16.7 - 20.3 million ounces of silver. Quarterly silver production of 3.7 million ounces was 17% higher quarter-over-quarter and 44% higher year-over-year, driven by the newly expanded Rochester operation and a partial quarter of contribution from the newly acquired Las Chispas mine. Quarterly gold production of 86,766 ounces was flat quarter-over-quarter and 7% higher year-over-year
•Strong free cash flow and adjusted EBITDA1 – Strong silver production growth combined with higher average realized prices helped generate positive quarterly free cash flow of $18 million, which included several one-time and quarter-specific outlays totaling approximately $130 million. Quarterly adjusted EBITDA totaled $149 million, which was 28% higher quarter-over-quarter and more than triple the first quarter of 2024. Adjusted EBITDA over the last twelve months totaled $444 million
•Significant debt reduction and strengthening liquidity – The Company’s quarter-end cash balance increased to $78 million and the revolving credit facility (“RCF”)2 balance was reduced by 44%, or $85 million, to $110 million. $42 million of metals sales prepayments were also closed out during the quarter. Coeur’s net leverage ratio was 0.9x at quarter-end
•Las Chispas integration proceeding smoothly – During the six weeks of the first quarter after the SilverCrest transaction was completed, Las Chispas contributed production of 714,239 ounces of silver and 7,175 ounces of gold at adjusted CAS1 per ounce of $8.38 and $744 for silver and gold, respectively. Additionally, the Company monetized the acquired gold and silver bullion portfolio and finished goods for proceeds of approximately $72 million during the quarter. New high-grade discoveries were made in the first quarter in the Las Chispas block and in the area between the Babicanora and Las Chispas blocks
•Rochester continues to advance toward steady-state and remains on-track to achieve 2025 guidance ranges – The Rochester silver-gold operation in Nevada produced 1.3 million ounces of silver and 13,353 ounces of gold during the quarter, which were in-line with expectations and down slightly from the prior quarter. Full-year 2025 production is expected to be 7.0 - 8.3 million ounces of silver and 60,000 - 75,000 ounces of gold

“Coeur’s balanced portfolio of five North American operations had a solid first three months of the year, which puts us in a strong position to deliver record operational and financial results in 2025,” said Mitchell J. Krebs, Chairman, President and Chief Executive Officer. “Despite the first quarter being our softest quarter of the year, we achieved our fourth consecutive quarter of positive earnings per share and delivered $18 million of free cash flow even after approximately $130 million of one-time and first-quarter specific outflows. The Company’s quarterly adjusted EBITDA jumped sharply to $149 million, bringing our last twelve-month total to $444 million and keeping us on-track to generate over $700 million of adjusted EBITDA at much higher overall margins this year. It was less than twenty-four months ago that our last twelve-month adjusted EBITDA was just $102 million, which highlights the magnitude of the Company’s transformation after several years of heavy investment, the impact of the recent SilverCrest acquisition, and the added benefit of higher gold and silver prices.

“Aided by the addition of SilverCrest’s pristine balance sheet, we reduced our RCF by another $85 million, leaving a remaining balance of $110 million. In addition, we used proceeds from the sale of SilverCrest’s bullion and finished goods inventory to close out $42 million of outstanding metal prepayments and add to our cash balance during the quarter. With the high-margin contribution from the newly-acquired Las Chispas silver and gold mine, Rochester’s continued momentum during its first year post-expansion, and consistent performance from our other three operations, we expect to generate average quarterly free cash flow of $75 to $100 million during the remainder of the year, allowing us to rapidly pay down debt while continuing to reinvest in high-return organic growth opportunities and focusing on ways to further generate per share value for our shareholders.”

Financial and Operating Highlights (Unaudited)

(Amounts in millions, except per share amounts, gold ounces produced & sold, and per-ounce metrics)	1Q 2025	4Q 2024	3Q 2024	2Q 2024	1Q 2024
Gold Sales	$235.3	$205.2	$223.8	$154.1	$151.8
Silver Sales	$124.7	$100.2	$89.7	$67.9	$61.3
Consolidated Revenue	$360.1	$305.4	$313.5	$222.0	$213.1
Costs Applicable to Sales[4]	$204.3	$158.8	$156.7	$144.7	$146.0
General and Administrative Expenses	$13.9	$11.1	$11.0	$11.2	$14.4
Net Income (Loss)	$33.4	$37.9	$48.7	$1.4	$(29.1)
Net Income (Loss) Per Share	$0.06	$0.08	$0.12	$0.00	$(0.08)
Adjusted Net Income (Loss)[1]	$59.9	$45.3	$47.2	$(3.4)	$(19.0)
Adjusted Net Income (Loss)[1] Per Share	$0.11	$0.11	$0.12	$(0.01)	$(0.05)
Weighted Average Shares Outstanding	521.2	401.0	400.8	399.9	385.0
EBITDA[1]	$105.3	$104.6	$121.1	$49.7	$27.2
Adjusted EBITDA[1]	$148.9	$116.4	$126.0	$52.4	$44.3
Cash Flow from Operating Activities	$67.6	$63.8	$111.1	$15.2	$(15.9)
Capital Expenditures	$50.0	$47.7	$42.0	$51.4	$42.1
Free Cash Flow[1]	$17.6	$16.1	$69.1	$(36.2)	$(58.0)
Cash, Equivalents & Short-Term Investments	$77.6	$55.1	$76.9	$74.1	$67.5
Total Debt[5]	$498.3	$590.1	$605.2	$629.3	$585.6
Average Realized Price Per Ounce – Gold	$2,635	$2,399	$2,309	$2,003	$1,864
Average Realized Price Per Ounce – Silver	$32.05	$31.11	$29.86	$26.20	$23.57
Gold Ounces Produced	86,766	87,149	94,993	78,696	80,744
Silver Ounces Produced	3.7	3.2	3.0	2.6	2.6
Gold Ounces Sold	89,316	85,555	96,913	76,932	81,416
Silver Ounces Sold	3.9	3.2	3.0	2.6	2.6
Adjusted CAS per AuOz[1]	$1,330	$1,192	$1,113	$1,264	$1,267
Adjusted CAS per AgOz[1]	$14.28	$16.93	$15.67	$17.71	$14.63

Financial Results
First quarter 2025 revenue totaled $360 million compared to $305 million in the prior period and $213 million in the first quarter of 2024. The Company produced 86,766 and 3.7 million ounces of gold and silver, respectively, during the quarter. Metal sales for the quarter totaled 89,316 ounces of gold and 3.9 million ounces of silver. Average realized gold and silver prices for the quarter were $2,635 and $32.05 per ounce, respectively, compared to $2,399 and $31.11 per ounce in the prior period and $1,864 and $23.57 per ounce in the first quarter of 2024.
Gold and silver sales represented 65% and 35% of quarterly revenue, respectively, compared to 67% and 33% in the prior period. The Company’s U.S. operations accounted for approximately 57% of first quarter revenue compared to 71% in the fourth quarter of 2024, reflecting the mid-quarter addition of Las Chispas.
Adjusted costs applicable to sales per ounce1 of gold and silver increased 12% and decreased 16% quarter-over-quarter, respectively, largely due to higher silver metal sales. General and administrative expenses increased $3 million, or 25%, quarter-over-quarter to $14 million driven by annual incentive payouts paid in the first quarter.

Coeur invested approximately $22 million ($20 million expensed and $2 million capitalized) in exploration during the quarter, compared to approximately $20 million ($17 million expensed and $4 million capitalized) in the prior period. See the “Operations” and “Exploration” sections for additional detail on the Company’s exploration activities.
The Company recorded income tax expense of approximately $18 million during the first quarter. Cash income and mining taxes paid during the period totaled approximately $63 million, including $25 million for payment of the annual Mexican mining EBITDA tax at both Las Chispas and Palmarejo.
Quarterly operating cash flow totaled $68 million compared to $64 million in the prior period, mainly driven by increased metal sales and higher average metals prices. Changes in working capital during the quarter were $14 million, reflecting final repayments of prepayment programs, tax payments in Mexico and semi-annual interest payments on the Company’s 2029 5.125% Senior Notes.
First quarter capital expenditures were $50 million compared to $48 million in the prior period. Sustaining and development capital expenditures accounted for approximately $38 million and $12 million, or 77% and 23%, respectively, of Coeur’s total capital investment during the quarter.
First quarter one-time outflows included $42 million of prepay repayments, $50 million of Mexican fourth quarter taxes, the mining EBITDA tax and the annual Mexican mining royalty, $15 million of transaction costs, $15 million of annual incentive payments and $8 million for Rochester property taxes.

Operations
First quarter 2025 highlights for each of the Company’s operations are provided below.
Las Chispas, Mexico

(Dollars in millions, except per ounce amounts)	1Q 2025	4Q 2024	3Q 2024	2Q 2024	1Q 2024
Tons milled	59,368	—	—	—	—
Average gold grade (oz/t)	0.130	—	—	—	—
Average silver grade (oz/t)	12.71	—	—	—	—
Average recovery rate – Au	94.8%	—%	—%	—%	—%
Average recovery rate – Ag	94.6%	—%	—%	—%	—%
Gold ounces produced	7,175	—	—	—	—
Silver ounces produced (000’s)	714	—	—	—	—
Gold ounces sold	9,607	—	—	—	—
Silver ounces sold (000’s)	924	—	—	—	—
Average realized price per gold ounce	$2,902	$—	$—	$—	$—
Average realized price per silver ounce	$32.63	$—	$—	$—	$—
Metal sales	$58.0	$—	$—	$—	$—
Costs applicable to sales[4]	$42.8	$—	$—	$—	$—
Adjusted CAS per AuOz[1]	$744	$—	$—	$—	$—
Adjusted CAS per AgOz[1]	$8.38	$—	$—	$—	$—
Exploration expense	$1.9	$—	$—	$—	$—
Cash flow from operating activities	$97.1	$—	$—	$—	$—
Sustaining capital expenditures (excludes capital lease payments)	$5.3	$—	$—	$—	$—
Development capital expenditures	$—	$—	$—	$—	$—
Total capital expenditures	$5.3	$—	$—	$—	$—
Free cash flow[1]	$91.8	$—	$—	$—	$—
Operational
•Quarterly production and costs reflect approximately 1.5 months with the SilverCrest transaction closing February 14, 2025
•Daily average throughput of approximately 1,320 tons per day at average gold and silver grades of 0.130 ounce per ton and 12.71 ounce per ton, respectively, were slightly better than plan and led to the production of 7,175 gold ounces and 714,239 silver ounces at average adjusted CAS1 per ounce of $744 for gold and $8.38 for silver
Financial
•Gold and silver accounted for approximately 48% and 52%, respectively, of revenue during the quarter
•Free cash flow1 in the first quarter totaled $92 million which includes the sale of held bullion and finished goods totaling $72 million
Exploration
•Exploration investment for the first quarter totaled approximately $2 million (substantially all expensed)
•Scout and expansion drilling totaling approximately 9,900 meters was carried out with three surface and two underground rigs in the Babicanora Gap and Las Chispas blocks, focusing on the Los Sheiks, Luigi, Giovani and William Tell veins. Of particular note was the discovery of the Augusta vein located in the Gap zone between the Babi and Las Chispas blocks. To date, the vein has been defined over 200 meters along strike and 150 meters down dip and several multi-kilo intercepts have been encountered. Encouraging results have also been seen from expansion drilling on the Los Sheiks vein in this area. Historic drilling in the Gap zone has been limited but with these recent drill results is considered increasingly prospective
•In addition to the discovery in the Gap zone, positive results are being obtained from ongoing expansion drilling of the Giovani Mini, William Tell Mini and the Luigi veins on the Las Chispas block (and located close to the Las Chispas underground ramp). High-grade intercepts have been seen at all three veins with William Tell Mini vein demonstrating at least 250 meters of potential continuity to the south and the Luigi vein showing expansion of roughly 200 meters to the south. Additionally, the North Las Chispas veins (also located close to the Las Chispas underground infrastructure) showed new high-grade intercepts over 150 meters to the southeast, with infill drilling scheduled for the second quarter
•Following the acquisition, the focus of the 2025 exploration program shifted from regional targets, such as Picacho, and back to the main asset. The program there has been expanded by nearly 40,000 meters of additional infill and expansion drilling. The primary focus is to support current mine life through conversion of existing inferred resources and addition of new inferred and indicated resources around the main Babicanora veins. Several additional rigs are being added and are expected to drill for the remainder of the year
Guidance
•Prorated production reflecting 10.5 months is expected to be 42,500 - 52,500 ounces of gold and 4.25 - 5.25 million ounces of silver
•Prorated adjusted CAS1 reflecting 10.5 months are expected to be $850 - $950 per gold ounce and $9.25 - $10.25 per silver ounce
•Prorated capital expenditures reflecting 10.5 months are expected to be $30 - $34 million, consisting primarily of sustaining capital
•Prorated exploration investment reflecting 10.5 months is expected to be $16 - $18 million (substantially all expensed)

Palmarejo, Mexico

(Dollars in millions, except per ounce amounts)	1Q 2025	4Q 2024	3Q 2024	2Q 2024	1Q 2024
Tons milled	440,920	419,008	413,463	429,561	500,747
Average gold grade (oz/t)	0.050	0.059	0.070	0.066	0.070
Average silver grade (oz/t)	4.36	4.17	5.15	4.49	4.34
Average recovery rate – Au	95.2%	91.2%	94.8%	89.9%	95.2%
Average recovery rate – Ag	87.4%	88.3%	85.6%	82.8%	83.7%
Gold ounces produced	23,032	22,490	27,549	25,467	33,160
Silver ounces produced (000’s)	1,680	1,543	1,823	1,596	1,818
Gold ounces sold	22,713	22,353	28,655	24,313	33,462
Silver ounces sold (000’s)	1,636	1,598	1,861	1,542	1,796
Average realized price per gold ounce	$1,924	$1,750	$1,922	$1,744	$1,611
Average realized price per silver ounce	$31.85	$31.27	$29.71	$26.48	$23.64
Metal sales	$95.8	$89.1	$110.4	$83.2	$96.4
Costs applicable to sales[4]	$43.7	$45.5	$47.5	$48.2	$54.3
Adjusted CAS per AuOz[1]	$882	$894	$818	$1,006	$901
Adjusted CAS per AgOz[1]	$14.37	$15.92	$12.60	$15.24	$13.18
Exploration expense	$3.9	$3.8	$4.3	$2.6	$2.5
Cash flow from operating activities	$8.7	$33.2	$55.6	$23.7	$25.6
Sustaining capital expenditures (excludes capital lease payments)	$2.5	$6.5	$4.0	$3.1	$4.7
Development capital expenditures	$3.4	$3.4	$4.0	$2.8	$2.1
Total capital expenditures	$5.9	$9.9	$8.0	$5.9	$6.8
Free cash flow[1]	$2.8	$23.3	$47.6	$17.8	$18.8
Operational
•First quarter gold and silver production totaled 23,032 and 1.7 million ounces, respectively, compared to 22,490 and 1.5 million ounces in the prior period and 33,160 and 1.8 million ounces in the first quarter of 2024
•Production during the quarter benefited from higher tons milled, higher average gold recoveries, and higher average silver grade, partially offset by lower average gold grade and slightly lower average silver recoveries
Financial
•Adjusted CAS1 for gold and silver on a co-product basis decreased 1% and 10% quarter-over-quarter to $882 and $14.37 per ounce, respectively, driven by higher metal sales
•Capital expenditures decreased 40% quarter-over-quarter to $6 million compared to $10 million in the prior period
•Free cash flow1 in the first quarter totaled $3 million compared to $23 million in the prior period
Exploration
•Exploration investment for the first quarter totaled approximately $4 million (substantially all expensed) compared to roughly $4 million (substantially all expensed) in the prior period
•Exploration ramped up quickly in the first quarter with six rigs drilling across the property. Expansion drill programs at the Link zone and the Hidalgo-Libertad corridor continued. Scout drilling at the Camuchin zone and underground validation drilling on the Independencia Sur claims also commenced during the quarter

•Validation drilling on the recently acquired Fresnillo claims is underway with several veins intersected to date, including within the 300 meter gap area bridging the Independencia resource to the northwest and the historic Fresnillo drilling on the Independencia Sur claims immediately southeast. Drilling is expected to primarily test the Bruno, Nacion and Portales veins on the Indpendencia Sur claim, in addition to the exploration for new veins at deeper elevations than the historic drilling
•Drilling at the Hidalgo-Libertad corridor continues to successfully extend mineralization further to the northwest nearer to the Palmarejo processing plant. At the Link zone, which is adjacent to mining infrastructure, several potential veins have been identified. Both of these targets are expected to be a focus for continued definition through 2025
•Visual results from scout drilling at the Camuchin zone indicate multiple veins present, which is encouraging for continued exploration in a new trend that is several kilometers long
•A pilot program of high-resolution geophysics was undertaken in 2024 with phase one results now available that are expected to improve the ability to predict sub-surface locations of prospective geology and structures. Drill results on the Hidalgo corridor along with this new data have highlighted a new, prospective zone called the Libertad Quadrant with exploration in this area now underway
•During the quarter a significant milestone was achieved through the signing of an amendment to an agreement with the Guazapares Ejido that provides exploration and exploitation rights for a 20-year period, giving Coeur expanded coverage and access to several key exploration priorities including Independencia Sur and the historic La Union resource, along with many other targets in the Guazapares trend in the northeast of the claim block
Other
•Approximately 45% of Palmarejo’s gold sales in the first quarter were sold under the gold stream agreement with Franco-Nevada at a price of $800 per ounce, totaling 10,232 ounces. The Company anticipates approximately 40% - 50% of Palmarejo’s 2025 gold sales will be sold under the gold stream agreement
Guidance
•Full-year 2025 production is expected to be 95,000 - 105,000 ounces of gold and 5.4 - 6.5 million ounces of silver
•Adjusted CAS1 in 2025 are expected to be $950 - $1,150 per gold ounce and $17.00 - $18.00 per silver ounce
•Capital expenditures are expected to be $26 - $32 million, consisting primarily of sustaining capital and underground development
•Exploration investment in 2025 is expected to be $16 - $18 million (substantially all expensed)

Rochester, Nevada

(Dollars in millions, except per ounce amounts)	1Q 2025	4Q 2024	3Q 2024	2Q 2024	1Q 2024
Ore tons placed	6,987,324	8,226,820	7,064,623	5,102,800	3,135,571
Average silver grade (oz/t)	0.59	0.44	0.57	0.59	0.52
Average gold grade (oz/t)	0.003	0.003	0.002	0.002	0.002
Silver ounces produced (000’s)	1,284	1,551	1,155	973	699
Gold ounces produced	13,353	15,752	9,690	8,006	5,755
Silver ounces sold (000’s)	1,282	1,571	1,098	985	735
Gold ounces sold	14,713	14,824	9,186	8,150	6,185
Average realized price per silver ounce	$31.86	$30.97	$30.13	$25.78	$23.32
Average realized price per gold ounce	$2,840	$2,604	$2,492	$2,131	$2,050
Metal sales	$82.6	$87.2	$56.0	$42.8	$29.8
Costs applicable to sales[4]	$48.5	$51.5	$39.4	$36.7	$27.0
Adjusted CAS per AgOz[1]	$18.41	$17.96	$20.88	$21.58	$18.17
Adjusted CAS per AuOz[1]	$1,670	$1,495	$1,735	$1,813	$1,630
Prepayment, working capital cash flow	$(17.5)	$—	$—	$—	$—
Exploration expense	$1.5	$2.7	$1.0	$1.0	$0.4
Cash flow from operating activities	$(7.0)	$26.0	$3.2	$(5.9)	$(18.7)
Sustaining capital expenditures (excludes capital lease payments)	$8.5	$10.4	$7.0	$9.9	$15.3
Development capital expenditures	$6.4	$3.5	$3.1	$17.6	$5.9
Total capital expenditures	$14.9	$13.9	$10.1	$27.5	$21.2
Free cash flow[1]	$(21.9)	$12.1	$(6.9)	$(33.4)	$(39.9)
Operational
•Silver and gold production in the first quarter totaled 1.3 million and 13,353 ounces, respectively, compared to 1.6 million and 15,752 ounces in the prior period and 0.7 million and 5,755 ounces in the first quarter of 2024. As expected, gold and silver production levels decreased compared to the prior quarter, mainly driven by higher placement rates of direct-to-pad (“DTP”) material in the prior period
•Ore tons placed during the quarter totaled 7.0 million tons, consisting of approximately 5.5 million tons through the crushing circuit up from 5.1 million tons in the prior quarter. Additionally, the Company placed approximately 1.5 million tons of DTP material, down from 3.1 million tons of DTP material placed in the prior quarter. The Company began the partial removal of approximately eight million tons from legacy leach pads to facilitate exploration drilling and future planned mining activities
Financial
•First quarter adjusted CAS1 for silver and gold on a co-product basis totaled $18.41 and $1,670 per ounce, respectively, mainly driven by higher maintenance costs, deferred capitalized stripping and royalty payments due to higher silver prices
•Capital expenditures increased modestly quarter-over-quarter to $15 million compared to $14 million in the prior period driven mainly by capitalized stripping to offload material from the Stage one and two leach pads
•Free cash flow1 in the first quarter totaled $(22) million compared to $12 million in the prior period
Exploration
•Exploration investment in the first quarter totaled approximately $2 million ($1 million expensed and $1 million capitalized) compared to roughly $4 million ($3 million expensed and $1 million capitalized) in the prior quarter

•The primary 2025 exploration objective at Rochester is to augment the grade profile of the current 16-year reserve mine life to bolster cash flow. Additional aims are to delineate the outer limits of the East Rochester mineralization, to conduct validation and scout/condemnation drilling at Lincoln Hill, to commence the drill out of the Wedge target in East Rochester late in the year and to conduct scout drilling in the corridor between the Rochester and Nevada Packard pits
•Reverse circulation drilling at Nevada Packard during the first quarter focused on testing for higher grades inside current pit design. Core drilling is also underway at East Rochester to test the northern limits of the Wedge target and to further define areas containing colluvium
•Ongoing geological modeling is taking place at both Nevada Packard and East Rochester with drilling later in the year planned to test and validate the interpretations and assist in the aim of defining higher grades
Guidance
•Full-year 2025 production is expected to be 7.0 - 8.3 million ounces of silver and 60,000 - 75,000 ounces of gold
•Adjusted CAS1 for 2025 are expected to be $14.50 - $16.50 per silver ounce and $1,250 - $1,450 per gold ounce
•Capital expenditures are expected to be $57 - $70 million, which reflects an eight-million-ton stripping campaign for the removal of Stage 1 and 2 leach pads to access ore zones in the eastern portion of the open pit, modifications after startup of the crusher corridor and final negotiated payment with a key contractor of the expansion construction
•Exploration investment in 2025 is expected to be $13 - $16 million ($11 - $12 million expensed and $2 - $4 million capitalized)

Kensington, Alaska

(Dollars in millions, except per ounce amounts)	1Q 2025	4Q 2024	3Q 2024	2Q 2024	1Q 2024
Tons milled	185,344	183,639	165,916	182,043	167,439
Average gold grade (oz/t)	0.13	0.16	0.16	0.14	0.14
Average recovery rate	93.3%	91.8%	90.4%	92.3%	90.8%
Gold ounces produced	22,715	26,931	24,104	23,202	21,434
Gold ounces sold	22,205	25,839	24,800	23,539	21,183
Average realized price per gold ounce, gross	$2,990	$2,702	$2,563	$2,223	$2,105
Treatment and refining charges per gold ounce	$53	$53	$56	$52	$52
Average realized price per gold ounce, net	$2,937	$2,649	$2,507	$2,171	$2,053
Metal sales	$65.2	$68.3	$62.2	$51.1	$43.5
Costs applicable to sales[4]	$42.2	$39.7	$38.1	$40.7	$39.3
Adjusted CAS per AuOz[1]	$1,882	$1,529	$1,539	$1,734	$1,840
Prepayment, working capital cash flow	$(12.1)	$(12.9)	$11.8	$(11.8)	$—
Exploration expense	$3.3	$0.7	$2.0	$1.3	$1.5
Cash flow from operating activities	$5.9	$8.5	$38.1	$(7.2)	$1.5
Sustaining capital expenditures (excludes capital lease payments)	$15.2	$18.9	$20.0	$16.5	$13.3
Development capital expenditures	$0.3	$—	$—	$—	$—
Total capital expenditures	$15.5	$18.9	$20.0	$16.5	$13.3
Free cash flow[1]	$(9.6)	$(10.4)	$18.1	$(23.7)	$(11.8)
Operational

•Gold production in the first quarter totaled 22,715 ounces compared to 26,931 ounces in the prior period and 21,434 ounces in the first quarter of 2024
•Lower production during the quarter was driven by lower average gold grade from timing of stopes due to sequencing, partially offset by higher average recovery rates and increased tons milled
Financial
•First quarter adjusted CAS1 totaled $1,882 per ounce compared to $1,529 per ounce in the prior period, reflecting decreased metal sales
•Capital expenditures decreased 18% quarter-over-quarter to $15 million
•Free cash flow1 in the first quarter remained consistent quarter-over-quarter at $(10) million and is expected to become positive mid-year as the multi-year development and drilling plan wraps up
Exploration
•Exploration investment in the first quarter totaled approximately $5 million ($3 million expensed and $2 million capitalized), compared to $3 million ($1 million expensed and $2 million capitalized) in the prior period
•Drilling at Kensington is off to a strong start with up to six rigs active during the quarter. As a result of better-than-expected results at the Johnson target in 2024, drill programs continued there in 2025 with both visual and assay results confirming significant grades and width of mineralization. Additional investment is planned for this target later in the year
•Scout drilling took place on the Elmira to Kimberley trend targeting an approximate 3,000-foot gap between the deposits that are located along strike of each other. Results are pending but wide zones of veining and mineralization were visually identifiable in the core
•Both the up-dip extension of Zone 10 and the Elmira Hanging Wall zone were also drilled during the quarter. Though many results are still pending, visual estimates indicate that Zone 10 has been extended by approximately 450 feet along strike to the north and roughly 100 feet up-dip
Guidance
•Full-year 2025 production is expected to be 92,500 - 107,500 gold ounces
•Adjusted CAS1 in 2025 are expected to be $1,700 - $1,900 per gold ounce
•Capital expenditures are expected to be $55 - $64 million, which reflects the completion of the multi-year development and exploration program in the first half of the year as well as an $18 - $22 million investment to raise the main tailings storage facility embankment as part of the expansion of the existing facility, which is expected to be executed over the next two years
•Exploration investment in 2025 is expected to be $11 - $14 million ($6 - $8 million expensed and $5 - $6 million capitalized)

Wharf, South Dakota

(Dollars in millions, except per ounce amounts)	1Q 2025	4Q 2024	3Q2024	2Q 2024	1Q 2024
Ore tons placed	1,033,699	1,164,894	1,424,649	1,162,437	1,251,955
Average gold grade (oz/t)	0.020	0.023	0.046	0.032	0.021
Gold ounces produced	20,491	21,976	33,650	22,021	20,395
Silver ounces produced (000’s)	51	54	42	69	67
Gold ounces sold	20,078	22,539	34,272	20,930	20,586
Silver ounces sold (000’s)	50	54	45	65	69
Average realized price per gold ounce	$2,827	$2,620	$2,440	$2,064	$2,026
Metal sales	$58.4	$60.7	$85.0	$45.0	$43.3
Costs applicable to sales[4]	$27.0	$22.1	$31.8	$19.1	$25.4
Adjusted CAS per AuOz[1]	$1,260	$902	$885	$822	$1,165
Prepayment, working capital cash flow	$(12.5)	$—	$—	$—	$—
Exploration expense	$2.6	$2.7	$2.3	$1.1	$0.1
Cash flow from operating activities	$15.7	$22.2	$51.6	$17.0	$11.1
Sustaining capital expenditures (excludes capital lease payments)	$6.4	$2.9	$2.8	$1.2	$0.3
Development capital expenditures	$1.0	$—	$—	$—	$—
Total capital expenditures	$7.4	$2.9	$2.8	$1.2	$0.3
Free cash flow[1]	$8.3	$19.3	$48.8	$15.8	$10.8
Operational
•Gold production in the first quarter decreased 7% quarter-over-quarter to 20,491 ounces, largely due to timing of ounces placed on the leach pad in the prior quarter
Financial
•Adjusted CAS1 on a by-product basis increased 40% quarter-over-quarter to $1,260 per ounce, largely driven by lower average gold grades on the leach pad compared to the prior period
•Capital expenditures totaled approximately $7 million compared to $3 million in the prior period reflecting investments to materially extend the mine life
•Free cash flow1 in the first quarter totaled $8 million compared to $19 million in the prior period
Exploration
•Exploration investment during the first quarter totaled $3 million (substantially all expensed), compared to $3 million (substantially all expensed) in the prior quarter
•Exploration programs that commenced in 2024 continued into the first quarter with up to two rigs drilling on the property. The focus of 2025 exploration is on expansion and infill drilling at the Juno, North Foley and Wedge targets. Drilling to date has been concentrated on expanding the mineralized zones at Juno and North Foley and is outlining a new zone of mineralization in the Wedge - a previously un-drilled target to the southeast of the North Foley deposit
Guidance
•Full-year 2025 production is expected to be 90,000 - 100,000 gold ounces and 50,000 - 200,000 ounces of silver
•Adjusted CAS1 in 2025 are expected to be $1,250 - $1,350 per gold ounce
•Capital expenditures are expected to be $13 - $17 million, which reflects increased infill drilling expected to materially extend the mine life as well as other investments which are expected to be required to convert the Juno and North Foley deposits into reserves
•Exploration investment in 2025 is expected to be $7 - $10 million (substantially all expensed)

Exploration
During the first quarter, Coeur invested approximately $22 million ($20 million expensed and $2 million capitalized), compared to roughly $20 million ($17 million expensed and $4 million capitalized) in the prior period.
The Company’s exploration investment in 2025 is expected to total $67 - $77 million for expansion drilling (classified as exploration expense) and $10 - $16 million for infill drilling (capitalized exploration).
Top exploration priorities for 2025 are: (1) continuing to build the inferred pipeline at Palmarejo to provide optionality to the operation including to the East of existing operations, where 60% of this year’s exploration investment is budgeted; (2) outlining higher-grade structures to enhance the near-term margin and longer-term free cash flow profile of Rochester; (3) maintaining a 5-year reserve-based mine life at Kensington while finding higher-grade zones to bolster cash flow; (4) completing the expansion and infill programs at Wharf to add to the life of mine; (5) building on the new geological model and understanding at Silvertip to rapidly grow the resource base, and; (6) rapidly building detailed knowledge of Las Chispas and maintaining mine life.
At Silvertip, exploration investment totaled approximately $6 million in the first quarter, compared to $6 million in the prior period. The Company expects 2025 Silvertip exploration investment to be approximately $12 - $14 million, which excludes $17 - $22 million related to underground mine development and site support costs.
The key focus at Silvertip during the quarter was the completion of the first detailed geological model and preparation for the 2025 drilling season. The exploration program is focused on extending and building the resource base adjacent to the current resource and further increasing knowledge of the district through follow-up on key targets outlined by the 2024 regional program. A significant claim staking exercise was also undertaken during the fourth quarter of 2024 and the first quarter of 2025 with the land package more than tripling from approximately 39,000 hectares to 124,000 hectares. The newly staked claims will undergo systematic exploration in future years to further refine the key areas of interest.

2025 Guidance
The Company has reaffirmed its 2025 guidance ranges as shown below.
Gold and silver production is expected to increase 20% and 62%, respectively, compared to 2024 based on the midpoint of guidance ranges. The increase is primarily driven by the completion and ramp-up of Rochester last year and the addition of Las Chispas in mid-February.
Overall cost guidance has increased slightly at Palmarejo, Kensington and Wharf, compared to 2024.
The below exploration expense guidance excludes $17 - $22 million of underground mine development and support costs associated with Silvertip.
Note that Las Chispas guidance reflects results from the February 14 closing of the acquisition. Additionally, Las Chispas cost guidance excludes the effects of the SilverCrest purchase price allocation.

2025 Production Guidance

	Gold	Silver
	(oz)	(K oz)
Las Chispas	42,500 - 52,500	4,250 - 5,250
Palmarejo	95,000 - 105,000	5,400 - 6,500
Rochester	60,000 - 75,000	7,000 - 8,300
Kensington	92,500 - 107,500	—
Wharf	90,000 - 100,000	50 - 200
Total	380,000 - 440,000	16,700 - 20,250

2025 Adjusted Costs Applicable to Sales Guidance

	Gold	Silver
	($/oz)	($/oz)
Las Chispas (co-product)	$850 - $950	$9.25 - $10.25
Palmarejo (co-product)	$950 - $1,150	$17.00 - $18.00
Rochester (co-product)	$1,250 - $1,450	$14.50 - $16.50
Kensington	$1,700 - $1,900	—
Wharf (by-product)	$1,250 - $1,350	—

2025 Capital, Exploration and G&A Guidance

($M)
Capital Expenditures, Sustaining	$132 - $156
Capital Expenditures, Development	$55 - $69
Exploration, Expensed	$67 - $77
Exploration, Capitalized	$10 - $16
General & Administrative Expenses	$44 - $48

Note: The Company’s guidance figures assume estimated prices of $2,700/oz gold and $30.00/oz silver as well as CAD of 1.425 and MXN of 20.50. Guidance figures exclude the impact of any metal sales or foreign exchange hedges.

Financial Results and Conference Call
Coeur will host a conference call to discuss its first quarter 2025 financial results on May 8, 2025 at 11:00 a.m. Eastern Time.

Dial-In Numbers:        (855) 560-2581 (U.S.)
        (855) 669-9657 (Canada)
        (412) 542-4166 (International)
Conference ID:        Coeur Mining

Hosting the call will be Mitchell J. Krebs, Chairman, President and Chief Executive Officer of Coeur, who will be joined by Thomas S. Whelan, Senior Vice President and Chief Financial Officer, Michael “Mick” Routledge, Senior Vice President and Chief Operating Officer, Aoife McGrath, Senior Vice President of Exploration, and other members of management. A replay of the call will be available through May 15, 2025.

Replay numbers:        (877) 344-7529 (U.S.)
        (855) 669-9658 (Canada)
        (412) 317-0088 (International)
Conference ID:        792 08 99

About Coeur
Coeur Mining, Inc. is a U.S.-based, well-diversified, growing precious metals producer with five wholly-owned operations: the Las Chispas silver-gold mine in Sonora, Mexico, the Palmarejo gold-silver complex in Chihuahua, Mexico, the Rochester silver-gold mine in Nevada, the Kensington gold mine in Alaska and the Wharf gold mine in South Dakota. In addition, the Company wholly-owns the Silvertip polymetallic critical minerals exploration project in British Columbia.

Cautionary Statements
This news release contains forward-looking statements within the meaning of securities legislation in the United States and Canada, including statements regarding cash flow, production growth, costs, capital expenditures, exploration and development efforts and plans and potential impacts on reserves and resources, mine lives and expected extensions, the gold stream agreement at Palmarejo, anticipated production, and costs and expenses and operations at Las Chispas, Palmarejo, Rochester, Wharf and Kensington. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Coeur’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among others, the risk that anticipated production, cost and expense levels are not attained, the risks and hazards inherent in the mining business (including risks inherent in developing and expanding large-scale mining projects, environmental hazards, industrial accidents, weather or geologically-related conditions), changes in the market prices of gold and silver and a sustained lower price or higher treatment and refining charge environment, the uncertainties inherent in Coeur’s production, exploration and development activities, including risks relating to permitting and regulatory delays (including the impact of government shutdowns) and mining law changes, ground conditions, grade and recovery variability, any future labor disputes or work stoppages (involving the Company and its subsidiaries or third parties), the risk of adverse outcomes in litigation, the uncertainties inherent in the estimation of mineral reserves and resources, impacts from Coeur’s future acquisition of new mining properties or businesses, risks associated with the continued integration of the recent acquisition of SilverCrest, the risk that the Rochester expansion does not sustain planned performance, the loss of access or insolvency of any third-party refiner or smelter to whom Coeur markets its production, materials and equipment availability, inflationary pressures, impacts from tariffs or other trade barriers, continued access to financing sources, the effects of environmental and other governmental regulations and government shut-downs, the risks inherent in the ownership or operation of or investment in mining properties or businesses in foreign countries, Coeur’s ability to raise additional financing necessary to conduct its business, make payments or refinance its debt, as well as other uncertainties and risk factors set out in filings made from time to time with the United States Securities and Exchange Commission, and the Canadian securities regulators, including, without limitation, Coeur’s most recent reports on Form 10-K and Form 10-Q. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. Coeur disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. Additionally, Coeur undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Coeur, its financial or operating results or its securities. This does not constitute an offer of any securities for sale.

The scientific and technical information concerning our mineral projects in this news release have been reviewed and approved by a “qualified person” under Item 1300 of SEC Regulation S-K, namely our Senior Director, Technical Services, Christopher Pascoe. For a description of the key assumptions, parameters and methods used to estimate mineral reserves and mineral resources, as well as data verification procedures and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, sociopolitical, marketing or other relevant factors, please review the Technical Report Summaries for each of the Company’s material properties which are available at www.sec.gov.

Non-U.S. GAAP Measures
We supplement the reporting of our financial information determined under United States generally accepted accounting principles (U.S. GAAP) with certain non-U.S. GAAP financial measures, including EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow, adjusted net income (loss), operating cash flow before changes in working capital and adjusted costs applicable to sales per ounce (gold and silver) or pound (zinc or lead). We believe that these adjusted measures provide meaningful information to assist management, investors and analysts in understanding our financial results and assessing our prospects for future performance. We believe these adjusted financial measures are important indicators of our recurring operations because they exclude items that may not be indicative of, or are unrelated to our core operating results, and provide a better baseline for analyzing trends in our underlying businesses. We believe EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow, adjusted net income (loss) and adjusted costs applicable to sales per ounce (gold and silver) and pound (zinc and lead) are important measures in assessing the Company’s overall financial performance. For additional explanation regarding our use of non-U.S. GAAP financial measures, please refer to our Form 10-K for the year ended December 31, 2024.

Notes
1.    EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow, adjusted net income (loss), operating cash flow before changes in working capital and adjusted costs applicable to sales per ounce (gold and silver) are non-GAAP measures. Please see tables in the Appendix for the reconciliation to U.S. GAAP. Free cash flow is defined as cash flow from operating activities less capital expenditures. Liquidity is defined as cash and cash equivalents plus availability under the Company’s RCF. Future borrowing under the RCF may be subject to certain financial covenants. Please see tables in Appendix for the calculation of consolidated free cash flow and liquidity.
2. As of March 31, 2025, Coeur had $30 million in outstanding letters of credit and $110 million in outstanding borrowings under its RCF. Future borrowing under the RCF may be subject to certain financial covenants.
3. Percentage based on the midpoint of 2025 guidance ranges.
4. Excludes amortization.
5. Includes capital leases. Net of debt issuance costs and premium received.

Average Spot Prices

	1Q 2025	4Q 2024	3Q 2024	2Q 2024	1Q 2024
Average Gold Spot Price Per Ounce	$2,860	$2,663	$2,474	$2,338	$2,070
Average Silver Spot Price Per Ounce	$31.88	$31.38	$29.43	$28.45	$23.34
Average Zinc Spot Price Per Pound	$1.29	$1.38	$1.26	$1.29	$1.11
Average Lead Spot Price Per Pound	$0.89	$0.91	$0.92	$0.98	$0.94

For Additional Information
Coeur Mining, Inc.
200 S. Wacker Drive, Suite 2100
Chicago, IL 60606

Attention: Jeff Wilhoit, Senior Director, Investor Relations
Phone: (312) 489-5800
www.coeur.com

Source: Coeur Mining

COEUR MINING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	March 31, 2025	December 31, 2024
ASSETS	In thousands, except share data
CURRENT ASSETS
Cash and cash equivalents	$77,574	$55,087
Receivables	54,908	29,930
Inventory	218,310	78,617
Ore on leach pads	123,028	92,724
Prepaid expenses and other	28,502	16,741
	502,322	273,099
NON-CURRENT ASSETS
Property, plant and equipment and mining properties, net	2,799,755	1,817,616
Goodwill	567,045	—
Ore on leach pads	93,199	106,670
Restricted assets	8,454	8,512
Receivables	14,029	19,583
Other	82,089	76,267
TOTAL ASSETS	$4,066,893	$2,301,747
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$124,928	$125,877
Accrued liabilities and other	87,238	156,609
Debt	31,748	31,380
Reclamation	16,954	16,954
	260,868	330,820
NON-CURRENT LIABILITIES
Debt	466,521	558,678
Reclamation	255,558	243,538
Deferred tax liabilities	279,474	7,258
Other long-term liabilities	55,960	38,201
	1,057,513	847,675
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Common stock, par value $0.01 per share; authorized 900,000,000 shares, 639,060,751 issued and outstanding at March 31, 2025 and 399,235,632 at December 31, 2024	6,390	3,992
Additional paid-in capital	5,771,030	4,181,521
Accumulated other comprehensive income (loss)	—	—
Accumulated deficit	(3,028,908)	(3,062,261)
	2,748,512	1,123,252
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,066,893	$2,301,747

.

COEUR MINING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

	Three Months Ended March 31,
	2025	2024
	In thousands, except share data
Revenue	$360,062	$213,060
COSTS AND EXPENSES
Costs applicable to sales(1)	204,266	145,997
Amortization	43,093	27,297
General and administrative	13,912	14,404
Exploration	19,682	10,491
Pre-development, reclamation, and other	16,953	18,228
Total costs and expenses	297,906	216,417
Income or loss from operations	62,156	(3,357)
OTHER INCOME (EXPENSE), NET
Gain (loss) on debt extinguishment	—	438
Fair value adjustments, net	(346)	—
Interest expense, net of capitalized interest	(10,450)	(12,947)
Other, net	406	2,773
Total other income (expense), net	(10,390)	(9,736)
Income (loss) before income and mining taxes	51,766	(13,093)
Income and mining tax (expense) benefit	(18,413)	(16,024)
NET INCOME (LOSS)	$33,353	$(29,117)
OTHER COMPREHENSIVE INCOME (LOSS):
Change in fair value of derivative contracts designated as cash flow hedges	—	(7,625)
Reclassification adjustments for realized (gain) loss on cash flow hedges	—	147
Other comprehensive income (loss)	—	(7,478)
COMPREHENSIVE INCOME (LOSS)	$33,353	$(36,595)

NET INCOME (LOSS) PER SHARE
Basic income (loss) per share:
Basic	$0.06	$(0.08)

Diluted	$0.06	$(0.08)
(1) Excludes amortization.

COEUR MINING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended March 31,
	2025	2024
	In thousands
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$33,353	$(29,117)
Adjustments:
Amortization	43,093	27,297
Accretion	4,732	4,076
Deferred taxes	(17,353)	4,429
Gain on debt extinguishment	—	(438)
Fair value adjustments, net	346	—
Stock-based compensation	3,298	4,248
Write-downs	—	3,235
Deferred revenue recognition	(42,316)	(55,159)
Other	28,563	10,822
Changes in operating assets and liabilities:
Receivables	3,945	(5,316)
Prepaid expenses and other current assets	82,065	(639)
Inventory and ore on leach pads	(8,348)	(19,694)
Accounts payable and accrued liabilities	(63,743)	40,385
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	67,635	(15,871)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(50,002)	(42,083)
Acquisitions, net	103,396	—
Proceeds from the sale of assets	—	24
Other	(90)	(67)
CASH USED IN INVESTING ACTIVITIES	53,304	(42,126)
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock	302	22,823
Issuance of notes and bank borrowings, net of issuance costs	99,500	135,000
Payments on debt, finance leases, and associated costs	(192,234)	(92,225)
Other	(5,721)	(1,779)
CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(98,153)	63,819
Effect of exchange rate changes on cash and cash equivalents	(292)	40
INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	22,494	5,862
Cash, cash equivalents and restricted cash at beginning of period	56,874	63,378
Cash, cash equivalents and restricted cash at end of period	$79,368	$69,240

Adjusted EBITDA Reconciliation

(Dollars in thousands except per share amounts)	LTM 1Q 2025	1Q 2025	4Q 2024	3Q 2024	2Q 2024	1Q 2024
Net income (loss)	$121,370	$33,353	$37,852	$48,739	$1,426	$(29,117)
Interest expense, net of capitalized interest	48,779	10,450	11,887	13,280	13,162	12,947
Income tax provision (benefit)	69,839	18,413	18,420	25,817	7,189	16,024
Amortization	140,770	43,093	36,533	33,216	27,928	27,297
EBITDA	380,758	105,309	104,692	121,052	49,705	27,151
Fair value adjustments, net	346	346	—	—	—	—
Foreign exchange (gain) loss	(4,360)	758	(1,321)	(1,708)	(2,089)	365
Asset retirement obligation accretion	17,434	4,732	4,315	4,233	4,154	4,076
Inventory adjustments and write-downs	5,782	1,928	1,552	1,231	1,071	4,188
(Gain) loss on sale of assets and securities	900	186	(102)	176	640	3,536
RMC bankruptcy distribution	(1,294)	—	(95)	—	(1,199)	—
(Gain) loss on debt extinguishment	21	—	—	—	21	(438)
Transaction costs	17,404	8,887	7,541	976	—	—
Acquired inventory purchase price	27,040	27,040	—	—	—	—
Other adjustments	(302)	(270)	(217)	81	104	5,461
Adjusted EBITDA	$443,729	$148,916	$116,365	$126,041	$52,407	$44,339
Revenue	$1,201,008	$360,062	$305,444	$313,476	$222,026	$213,060
Adjusted EBITDA Margin	37%	41%	38%	40%	24%	21%

Adjusted Net Income (Loss) Reconciliation

(Dollars in thousands except per share amounts)	1Q 2025	4Q 2024	3Q 2024	2Q 2024	1Q 2024
Net income (loss)	$33,353	$37,852	$48,739	$1,426	$(29,117)
Fair value adjustments, net	346	—	—	—	—
Foreign exchange loss (gain)	574	265	(2,247)	(2,950)	484
(Gain) loss on sale of assets and securities	186	(102)	176	640	3,536
RMC bankruptcy distribution	—	(95)	—	(1,199)	—
(Gain) loss on debt extinguishment	—	—	—	21	(438)
Transaction costs	8,887	7,541	976	—	—
Acquired inventory purchase price	27,040	—	—	—	—
Other adjustments	(270)	(217)	81	104	5,461
Tax effect of adjustments	(10,230)	142	(568)	(1,447)	1,053
Adjusted net income (loss)	$59,886	$45,386	$47,157	$(3,405)	$(19,021)

Adjusted net income (loss) per share - Basic	$0.12	$0.12	$0.12	$(0.01)	$(0.05)
Adjusted net income (loss) per share - Diluted	$0.11	$0.11	$0.12	$(0.01)	$(0.05)

Consolidated Free Cash Flow Reconciliation

(Dollars in thousands)	1Q 2025	4Q 2024	3Q 2024	2Q 2024	1Q 2024
Cash flow from operations	$67,635	$63,793	$111,063	$15,249	$(15,871)
Capital expenditures	50,002	47,720	41,980	51,405	42,083
Free cash flow	$17,633	$16,073	$69,083	$(36,156)	$(57,954)

Consolidated Operating Cash Flow
Before Changes in Working Capital Reconciliation

(Dollars in thousands)	1Q 2025	4Q 2024	3Q 2024	2Q 2024		1Q 2024
Cash provided by (used in) operating activities	$67,635	$63,793	$111,063	$15,249		$(15,871)
Changes in operating assets and liabilities:
Receivables	(3,945)	(16)	(1,616)	(3,180)		5,316
Prepaid expenses and other	(82,065)	408	352	(4,176)		639
Inventories	8,348	15,852	14,320	19,774		19,694
Accounts payable and accrued liabilities	63,743	(1,485)	(37,187)	(185)		(40,385)
Operating cash flow before changes in working capital	$53,716	$78,552	$86,932	$27,482	$27,482	$(30,607)
Net Debt and Leverage Ratio

(Dollars in thousands)	1Q 2025		4Q 2024	3Q 2024	2Q 2024	1Q 2024
Total debt	$498,269		$590,058	$605,183	$629,327	$585,552
Cash and cash equivalents	(77,574)		(55,087)	(76,916)	(74,136)	(67,489)
Net debt	$420,695	$534,971	$534,971	$528,267	$555,191	$518,063

Net debt	$420,695		$534,971	$528,267	$555,191	$518,063
Last Twelve Months Adjusted EBITDA	$443,729		$339,152	$287,079	$191,686	$161,514
Leverage ratio	0.9		1.6	1.8	2.9	3.2

Reconciliation of Costs Applicable to Sales
for Three Months Ended March 31, 2025

In thousands (except metal sales, per ounce or per pound amounts)	Las Chispas	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$51,770	$52,884	$63,443	$49,627	$28,511	$946	$195,411
Amortization	(8,936)	(9,181)	(14,907)	(7,471)	(1,474)	(946)	(42,915)
Costs applicable to sales	$42,834	$43,703	$48,536	$42,156	$27,037	$—	$204,266
Inventory Adjustments	(27,940)	(164)	(372)	(339)	(131)	—	(1,006)
By-product credit	—	—	—	(36)	(1,608)	—	(1,644)
Adjusted costs applicable to sales	$14,894	$43,539	$48,164	$41,781	$25,298	$—	$201,616

Metal Sales
Gold ounces	9,607	22,713	14,713	22,205	20,078	—	89,316
Silver ounces	923,723	1,636,386	1,282,010	—	50,034	—	3,892,153
Zinc pounds						—	—
Lead pounds						—	—

Revenue Split
Gold	48%	46%	51%	100%	100%
Silver	52%	54%	49%			—%
Zinc						—%
Lead						—%

Adjusted costs applicable to sales
Gold ($/oz)	$744	$882	$1,670	$1,882	$1,260		$1,330
Silver ($/oz)	$8.38	$14.37	$18.41			$—	$14.28
Zinc ($/lb)						$—	$—
Lead ($/lb)						$—	$—

Reconciliation of Costs Applicable to Sales
for Three Months Ended December 31, 2024

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$55,032	$67,406	$48,195	$23,665	$799	$195,097
Amortization	(9,550)	(15,858)	(8,547)	(1,607)	(799)	(36,361)
Costs applicable to sales	$45,482	$51,548	$39,648	$22,058	$—	$158,736
Inventory Adjustments	(76)	(1,190)	(182)	(56)	—	(1,504)
By-product credit	—	—	43	(1,680)	—	(1,637)
Adjusted costs applicable to sales	$45,406	$50,358	$39,509	$20,322	$—	$155,595

Metal Sales
Gold ounces	22,353	14,824	25,839	22,539		85,555
Silver ounces	1,596,875	1,570,448		54,000	—	3,221,323
Zinc pounds					—	—
Lead pounds					—	—

Revenue Split
Gold	44%	44%	100%	100%
Silver	56%	56%			—%
Zinc					—%
Lead					—%

Adjusted costs applicable to sales
Gold ($/oz)	$894	$1,495	$1,529	$902		$1,192
Silver ($/oz)	$15.92	$17.96			$—	$16.93
Zinc ($/lb)					$—	$—
Lead ($/lb)					$—	$—
Reconciliation of Costs Applicable to Sales
for Three Months Ended September 30, 2024

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$59,439	$49,640	$45,711	$34,198	$794	$189,782
Amortization	(11,984)	(10,231)	(7,612)	(2,419)	(794)	(33,040)
Costs applicable to sales	$47,455	$39,409	$38,099	$31,779	$—	$156,742
Inventory Adjustments	(572)	(536)	50	(119)	—	(1,177)
By-product credit	—	—	12	(1,332)	—	(1,320)
Adjusted costs applicable to sales	$46,883	$38,873	$38,161	$30,328	$—	$154,245

Metal Sales
Gold ounces	28,655	9,186	24,800	34,272	—	96,913
Silver ounces	1,860,976	1,098,407	—	45,118	—	3,004,501
Zinc pounds					—	—
Lead pounds					—	—

Revenue Split
Gold	50%	41%	100%	100%
Silver	50%	59%			—%
Zinc					—%
Lead					—%

Adjusted costs applicable to sales
Gold ($/oz)	$818	$1,735	$1,539	$885		$1,113
Silver ($/oz)	$12.60	$20.88			$—	$15.67
Zinc ($/lb)					$—	$—
Lead ($/lb)					$—	$—

Reconciliation of Costs Applicable to Sales
for Three Months Ended June 30, 2024

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$59,070	$45,225	$47,166	$20,181	$790	$172,432
Amortization	(10,843)	(8,570)	(6,445)	(1,067)	(790)	(27,715)
Costs applicable to sales	$48,227	$36,655	$40,721	$19,114	$—	$144,717
Inventory Adjustments	(252)	(617)	55	(149)	—	(963)
By-product credit	—	—	50	(1,760)	—	(1,710)
Adjusted costs applicable to sales	$47,975	$36,038	$40,826	$17,205	$—	$142,044

Metal Sales
Gold ounces	24,313	8,150	23,539	20,930	—	76,932
Silver ounces	1,542,395	985,269		65,063	—	2,592,727
Zinc pounds					—	—
Lead pounds					—	—

Revenue Split
Gold	51%	41%	100%	100%
Silver	49%	59%			—%
Zinc					—%
Lead					—%

Adjusted costs applicable to sales
Gold ($/oz)	$1,006	$1,813	$1,734	$822		$1,264
Silver ($/oz)	$15.24	$21.58			$—	$17.71
Zinc ($/lb)					$—	$—
Lead ($/lb)					$—	$—
Reconciliation of Costs Applicable to Sales
for Three Months Ended March 31, 2024

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$66,896	$33,632	$44,885	$26,808	$852	$173,073
Amortization	(12,602)	(6,633)	(5,596)	(1,393)	(852)	(27,076)
Costs applicable to sales	$54,294	$26,999	$39,289	$25,415	$—	$145,997
Inventory Adjustments	(468)	(3,555)	(283)	198	—	(4,108)
By-product credit	—	—	(34)	(1,633)	—	(1,667)
Adjusted costs applicable to sales	$53,826	$23,444	$38,972	$23,980	$—	$140,222

Metal Sales
Gold ounces	33,462	6,185	21,183	20,586	—	81,416
Silver ounces	1,796,468	735,254		68,713	—	2,600,435
Zinc pounds					—	—
Lead pounds					—	—

Revenue Split
Gold	56%	43%	100%	100%
Silver	44%	57%			—%
Zinc					—%
Lead					—%

Adjusted costs applicable to sales
Gold ($/oz)	$901	$1,630	$1,840	$1,165		$1,267
Silver ($/oz)	$13.18	$18.17			$—	$14.63
Zinc ($/lb)					$—	$—
Lead ($/lb)					$—	$—

Reconciliation of Costs Applicable to Sales for 2025 Guidance

In thousands (except metal sales and per ounce amounts)	Las Chispas	Palmarejo	Rochester	Kensington	Wharf
Costs applicable to sales, including amortization (U.S. GAAP)	$144,729	$245,767	$275,743	$222,569	$130,856
Amortization	(45,992)	(38,779)	(75,033)	(43,903)	(7,105)
Costs applicable to sales	$98,737	$206,988	$200,710	$178,666	$123,751
By-product credit	—	—	—	—	(2,824)
Adjusted costs applicable to sales	$98,737	$206,988	$200,710	$178,666	$120,927

Metal Sales
Gold ounces	52,000	100,018	68,000	104,271	95,454
Silver ounces	5,240,757	6,006,911	7,752,237		94,138

Revenue Split
Gold	48%	50%	44%	100%	100%
Silver	52%	50%	56%

Adjusted costs applicable to sales
Gold ($/oz)	$850 - $950	$950 - $1,150	$1,250 - $1,450	$1,700 - $1,900	$1,250 - $1,350
Silver ($/oz)	$9.25 - $10.25	$17.00 - $18.00	$14.50 - $16.50